Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2025 Results

Results reflect July 2025 sale of $9.3 million in nonperforming and classified loans, undertaken as part of the Company’s ongoing efforts to mitigate credit risk and enhance asset quality metrics for the long term, as well as operating expense discipline, commercial loan growth and an improved core deposit ratio

OSWEGO, N.Y., July 30, 2025 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the second quarter ended June 30, 2025.

The holding company for Pathfinder Bank (“the Bank”) reported net income attributable to common shareholders of $31,000, or less than $0.01 per diluted share in the second quarter of 2025, compared to $3.0 million or $0.47 per diluted share in the first quarter of 2025 and $2.0 million or $0.32 per share in the second quarter of 2024.

Second Quarter 2025 Highlights and Key Developments

•
The Company continued to undertake proactive measures in the second quarter to mitigate credit risk and enhance asset quality metrics for the long term. These included the July 2025 sale of $9.3 million in nonperforming and classified loans associated with one local commercial relationship for a pre-tax loss of $3.1 million recorded as a second quarter 2025 lower of cost or market adjustment to loans held for sale (“LOCOM HFS adjustment”), representing $0.40 per diluted share net of tax, as well as $2.6 million in net charge offs (“NCOs”) that are reflected in provision expense of $1.2 million.
•
Nonperforming loans declined to $11.7 million at period end, improving by 11.7% during the second quarter and 52.3% from June 30, 2024. Nonperforming loans also declined to 1.28% of total loans at period end, improving from 1.45% on March 31, 2025 and 2.76% on June 30, 2024.
•
Total deposits were $1.22 billion at period end, compared to $1.26 billion on March 31, 2025 and $1.10 billion on June 30, 2024. During the second quarter of 2025, total balances declined on reductions in higher-cost time and money market accounts, as well as regular municipal deposit seasonality. Core deposits grew to 78.47% of total deposits at period end from 78.31% on March 31, 2025 and 67.98% on June 30, 2024.
•
Total loans were $909.7 million at period end, reflecting the move of $3.2 million in balances to held-for-sale status for the July 2025 sale of nonperforming and classified loans, compared to $912.2 million on March 31, 2025 and $888.3 million on June 30, 2024. Commercial loans grew to $549.1 million or 60.4% of total loans at period end, compared to $542.7 million on March 31, 2025 and $527.2 million on June 30, 2024.

•
Net interest income was $10.8 million and net interest margin (“NIM”) was 3.11% in the second quarter of 2025. Linked quarter results reflected 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees, adding approximately $347,000 to net interest income of $11.4 million and 10 basis points to NIM of 3.31%. Second quarter 2024 net interest income was $9.5 million and NIM was 2.78%.
•
The efficiency ratio was 65.66%, compared to 67.19% in the linked quarter and 74.36% in the year-ago period. The efficiency ratio, which is not a financial metric under generally accepted accounting principles (“GAAP”), is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.
•
Pre-tax, pre-provision (“PTPP”) net income was $4.2 million, compared to $4.2 million in the linked quarter and $2.8 million in the year-ago period. PTPP net income, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding profitability without giving effect to income taxes and provision for credit losses.

“Pathfinder’s more exacting approach to proactive credit risk mitigation continues to be implemented, with measures taken to proactively address certain loans experiencing credit deterioration resulting in elevated charge offs and the sale of nonperforming and classified commercial loans associated with a single in-market commercial relationship,” said President and Chief Executive Officer James A. Dowd. “These steps were taken as part of our ongoing efforts to enhance Pathfinder’s asset quality and resilience over the long term.”

Dowd added, “Growing our Central New York core deposit franchise remains an ongoing area of focus, as it continues to serve as a valuable source of low-cost funding for local, relationship-based lending opportunities with small- and middle-market businesses and consumers in our attractive regional markets.”

Net Interest Income and Net Interest Margin

Second quarter 2025 net interest income was $10.8 million, a decrease of $597,000, or 5.2%, from the first quarter of 2025. The decrease from the linked quarter was due in part to approximately $347,000 of first quarter 2025 net interest income attributed to 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees.

A decrease in interest and dividend income of $259,000 from the linked quarter was attributed to average yield decreases of 22 basis points on loans, which benefited by 15 basis points from 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees in the first quarter of 2025. The interest and dividend income decrease was also attributed to 5 basis points on fed funds sold and interest-earning deposits, and 11 basis points on all interest-earning assets, partially offset by average yield increases on taxable and tax-exempt securities of 3 and 76 basis points, respectively. In addition, average loan balances declined by $4.9 million, while average balances of lower-yielding taxable securities increased by $18.5 million. The corresponding decrease in loan interest income and federal funds sold and interest-earning deposits was $566,000 and $21,000, respectively, partially offset by increases in taxable and tax-exempt securities income of $337,000 and $63,000, respectively. An increase in interest expense from the first quarter of 2025 of $338,000 was primarily attributed to a 5 basis point increase in the average cost of interest bearing deposits.

Net interest margin was 3.11% in the second quarter of 2025 compared to 3.31% in the first quarter 2025. The decrease of 20 basis points reflected lower average loan yields and higher average interest bearing deposit costs in the second quarter of 2025, as well as approximately 10 basis points of first quarter 2025 margin attributed to 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees.

Second quarter 2025 net interest income was $10.8 million, an increase of $1.3 million, or 14.1%, from the second quarter of 2024. An increase in interest and dividend income of $160,000 was primarily attributed to average yield increases of 11 basis points on loans and a $25.9 million increase in average loan balances. The corresponding increase in loan interest income was $617,000. A decrease in interest expense of $1.2 million was attributed to reductions in the average cost of interest bearing deposits and total interest-bearing liabilities of 40 basis points and 45 basis points, respectively, as well as reductions in brokered deposits and short-term borrowings expense associated with paydowns of brokered deposits and borrowings utilizing a portion of the low-cost liquidity provided by core deposit growth.

Net interest margin was 3.11% in the second quarter of 2025 compared to 2.78% in the second quarter of 2024. The increase of 33 basis points reflected higher average loan yields and lower average deposit and borrowing costs in the second quarter of 2025, as compared to the year-ago period.

Noninterest Income

Second quarter 2025 noninterest income includes the $3.1 million LOCOM HFS adjustment, with an after-tax effect of $2.5 million or $0.40 per diluted share. Nonperforming and classified loans associated with one local commercial relationship dating back to 2013, with an original principal balance of $9.3 million and a June 30, 2025 principal balance of $6.3 million were sold in July 2025 for $3.2 million to an undisclosed financial buyer.

Second quarter 2025 noninterest income totaled negative $1.5 million, reflecting the $3.1 million LOCOM HFS adjustment, and no longer includes contributions from the insurance agency business sold in October 2024. Noninterest income was $1.2 million in the linked quarter and $1.2 million, including $260,000 in insurance revenue, in the year-ago period.

Compared to the linked quarter, second quarter 2025 noninterest income reflected increases of $179,000 in debit card interchange fees and $6,000 in service charges on deposit accounts, as well as a decrease of $6,000 in earnings and gain on bank owned life insurance (“BOLI”). Compared to the linked quarter, second quarter 2025 noninterest income also reflected increases of $202,000 in net unrealized gains on marketable equity securities, as well as decreases of $8,000 in net realized losses on sales and redemptions of investment securities and $4,000 in loan servicing fees.

Compared to the year-ago period, second quarter 2025 noninterest income included increases of $50,000 in service charges on deposit accounts, as well as decreases of $11,000 in earnings and gain on BOLI, and $11,000 in debit card interchange fees. Compared to the year-ago period, second quarter 2025 noninterest income also reflected an increase of $559,000 in net unrealized gains on marketable equity securities, as well as decreases of $16,000 in net realized gains on sales and redemptions of investment securities and $15,000 in loan servicing fees.

Noninterest Expense

Noninterest expense totaled $8.1 million in the second quarter of 2025, including $595,000 in costs associated with the East Syracuse branch acquired in July 2024 and excluding costs for the insurance agency business sold in October 2024. Noninterest expense was $8.4 million in the linked quarter, including East Syracuse branch costs of $577,000, and $7.9 million in the year-ago period, including insurance agency costs of $232,000.

Salaries and benefits were $4.5 million in the second quarter of 2025, in line with the linked quarter and increased $126,000 from the year-ago period. The increase from the second quarter of 2024 was primarily attributed to the July 2024 East Syracuse Branch Acquisition, which had $116,000 of total salary and benefit expenses in the second quarter of 2025. Excluding the East Syracuse branch, salaries and benefits increased $10,000 from the year-ago period. This increase from the second quarter of 2024 was primarily attributed to a $183,000 increase in stock-based compensation, partially offset by a $106,000 decrease in employee benefits, a $51,000 decrease in salaries and benefits expenses, and a $16,000 decrease in director compensation.

Building and occupancy was $1.2 million in the second quarter of 2025, decreasing $117,000 from the linked quarter and increasing $316,000 from the year-ago quarter. The decrease from the linked quarter reflected lower costs associated with building maintenance primarily related to snow removal. The increase from the first quarter of last year was primarily due to ongoing facilities-related costs associated with operating the East Syracuse branch acquired in July 2024.

Data processing expense was $667,000 in the second quarter of 2025, in line with the linked quarter and increasing $117,000 from the year-ago period. The increase from the second quarter of 2024 was primarily attributed to the ongoing operations of the East Syracuse branch acquired in July 2024.

No FDIC assessment expense was recorded in the second quarter of 2025, due to modest over-accruals in prior periods, compared to $229,000 and $228,000 in the linked and year-ago periods, respectively. The Company anticipates more normalized FDIC assessments in the future and expects this expense to range between $220,000 to $230,000 per quarter in the second half of 2025.

Annualized noninterest expense represented 2.18% of average assets in the second quarter of 2025, compared to 2.33% and 2.19% in the linked and year-ago periods. The efficiency ratio was 65.66%, compared to 67.19% and 74.36% in the linked and year-ago periods, respectively. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.

Net Income

For the second quarter of 2025, net income attributable to common shareholders was $31,000, or less than $0.01 per basic and diluted share. Linked quarter net income was $3.0 million, or $0.48 per basic share and $0.47 per diluted share. Second quarter 2024 net income totaled $2.0 million or $0.32 per basic and diluted share.

Statement of Financial Condition

As of June 30, 2025, the Company’s statement of financial condition reflects total assets of $1.51 billion, compared to $1.50 billion and $1.45 billion recorded on March 31, 2025 and June 30, 2024, respectively.

Loans totaled $909.7 million on June 30, 2025, after $3.2 million in balances were moved to held-for-sale status for the July 2025 sale of nonperforming and classified loans, resulting in a decrease of $2.4 million or 0.3% from March 31, 2025. Total loans increased $21.5 million or 2.4% from one year prior. Consumer and residential loans totaled $362.1 million, decreasing 2.4% during the second quarter and increasing 0.2% from one year prior. Commercial loans totaled $549.1 million, increasing 1.2% during the second quarter and 4.1% from one year prior, despite the recent loan sale.

With respect to liabilities, deposits totaled $1.22 billion on June 30, 2025, decreasing 3.4% on reductions in higher-cost time and money market accounts, as well as regular municipal deposit seasonality, during the second quarter and increasing 11.0% from one year prior.

Shareholders' equity totaled $124.4 million on June 30, 2025, decreasing $483,000 or 0.4% in the second quarter and increasing $1.1 million or 0.9% from one year prior. The second quarter 2025 decrease primarily reflects a $599,000 decrease in retained earnings, a $426,000 decrease in accumulated other comprehensive loss (“AOCL”), and a $542,000 increase in additional paid in capital. Noncontrolling interest, previously included in equity on the Statements of Financial Condition, was eliminated in October 2024 upon the sale of the Company's 51% insurance agency ownership interest.

Asset Quality

The Company's asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

Nonperforming loans were $11.7 million, or 1.28% of total loans on June 30, 2025, compared to $13.2 million or 1.45% on March 31, 2025 and $24.5 million or 2.76% on June 30, 2024. Continued improvement in nonperforming loans in the second quarter of 2025 primarily resulted from the recent sale of loans associated with one local commercial relationship dating to 2013.

NCOs after recoveries were $2.6 million or an annualized 1.14% of average loans in the second quarter of 2025, with gross charge offs for consumer loans, purchased loan pools, and commercial loans, offsetting recoveries in each of these categories. NCOs were $340,000 or an annualized 0.15% of average loans in the linked quarter and $66,000 or 0.03% in the prior year period.

Provision for credit loss expense was $1.2 million in the second quarter of 2025 primarily reflecting NCOs in the period, partially offset by reductions related to quantitative and qualitative factors in the Company’s reserve model. The provision was $457,000 and $290,000 in the linked and year-ago quarters, respectively.

The Company believes it is sufficiently collateralized and reserved, with an Allowance for Credit Losses (“ACL”) of $16.0 million on June 30, 2025, compared to $17.4 million on March 31, 2025 and $16.9 million on June 30, 2024. As a percentage of total loans, ACL represented 1.76% on June 30, 2025, 1.91% on March 31, 2025, and 1.90% on June 30, 2024.

Liquidity

The Company has diligently ensured a strong liquidity profile as of June 30, 2025 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.22 billion on June 30, 2025, compared to $1.26 billion on March 31, 2025 and $1.10 billion on June 30, 2024. Decreases in total deposits primarily reflect reductions in higher-cost time and money market accounts, as well as regular municipal deposit seasonality. Core deposits grew to 78.47% of total deposits on June 30, 2025, compared to 78.31% on March 31, 2025 and 67.98% on June 30, 2024. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On June 30, 2025, Pathfinder Bancorp had an available additional funding capacity of $124.5 million with the Federal Home Loan Bank of New York, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $46.5 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On June 30, 2025, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by July 18, 2025 will be eligible for the dividend, which is scheduled for disbursement on August 8, 2025. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of June 30, 2025 stood at $15.34 per share. This positions the annualized dividend yield at 2.61%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025		2024
SELECTED BALANCE SHEET DATA:	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS:
Cash and due from banks	$16,183	$18,606	$13,963	$18,923	$12,022
Interest-earning deposits	15,292	32,862	17,609	16,401	19,797
Total cash and cash equivalents	31,475	51,468	31,572	35,324	31,819
Available-for-sale securities, at fair value	300,951	284,051	269,331	271,977	274,977
Held-to-maturity securities, at amortized cost	157,892	155,704	158,683	161,385	166,271
Marketable equity securities, at fair value	4,881	4,401	4,076	3,872	3,793
Federal Home Loan Bank stock, at cost	5,278	2,906	4,590	5,401	8,702
Loans held-for-sale	3,161	-	-	-	-
Loans, net of deferred fees	909,723	912,150	918,986	921,660	888,263
Less: Allowance for credit losses	15,983	17,407	17,243	17,274	16,892
Loans receivable, net	893,740	894,743	901,743	904,386	871,371
Premises and equipment, net	19,047	19,233	19,009	18,989	18,878
Assets held-for-sale	-	-	-	-	3,042
Operating lease right-of-use assets	1,115	1,356	1,391	1,425	1,459
Finance lease right-of-use assets	16,280	16,478	16,676	16,873	4,004
Accrued interest receivable	6,889	6,748	6,881	6,806	7,076
Foreclosed real estate	83	-	-	-	60
Intangible assets, net	5,675	5,832	5,989	6,217	76
Goodwill	5,056	5,056	5,056	5,752	4,536
Bank owned life insurance	31,045	24,889	24,727	24,560	24,967
Other assets	22,551	22,472	25,150	20,159	25,180
Total assets	$1,505,119	$1,495,337	$1,474,874	$1,483,126	$1,446,211

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$1,030,155	$1,061,166	$990,805	$986,103	$932,132
Noninterest-bearing deposits	191,732	203,314	213,719	210,110	169,145
Total deposits	1,221,887	1,264,480	1,204,524	1,196,213	1,101,277
Short-term borrowings	75,500	27,000	61,000	60,315	127,577
Long-term borrowings	20,977	17,628	27,068	39,769	45,869
Subordinated debt	30,206	30,156	30,107	30,057	30,008
Accrued interest payable	813	844	546	236	2,092
Operating lease liabilities	1,313	1,560	1,591	1,621	1,652
Finance lease liabilities	16,566	16,655	16,745	16,829	4,359
Other liabilities	13,444	12,118	11,810	16,986	9,203
Total liabilities	1,380,706	1,370,441	1,353,391	1,362,026	1,322,037
Shareholders' equity:
Voting common stock shares issued and outstanding	4,788,109	4,761,182	4,745,366	4,719,788	4,719,788
Voting common stock	$48	$48	$47	$47	$47
Non-voting common stock	14	14	14	14	14
Additional paid in capital	53,645	53,103	52,750	53,231	53,182
Retained earnings	79,564	80,163	77,816	73,670	78,936
Accumulated other comprehensive loss	(8,858)	(8,432)	(9,144)	(6,716)	(8,786)
Unearned ESOP shares	-	-	-	-	(45)
Total Pathfinder Bancorp, Inc. shareholders' equity	124,413	124,896	121,483	120,246	123,348
Noncontrolling interest	-	-	-	854	826
Total equity	124,413	124,896	121,483	121,100	124,174
Total liabilities and shareholders' equity	$1,505,119	$1,495,337	$1,474,874	$1,483,126	$1,446,211

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2025		2024
SELECTED INCOME STATEMENT DATA:	2025	2024	Q2	Q1	Q4	Q3	Q2
Interest and dividend income:
Loans, including fees	$26,778	$24,757	$13,106	$13,672	$13,523	$14,425	$12,489
Debt securities:
Taxable	10,707	11,343	5,522	5,185	5,312	5,664	5,736
Tax-exempt	867	1,006	465	402	445	469	498
Dividends	114	307	21	93	164	149	178
Federal funds sold and interest-earning deposits	157	219	68	89	82	492	121
Total interest and dividend income	38,623	37,632	19,182	19,441	19,526	21,199	19,022
Interest expense:
Interest on deposits	14,263	15,037	7,318	6,945	7,823	7,633	7,626
Interest on short-term borrowings	1,040	2,340	495	545	700	1,136	1,226
Interest on long-term borrowings	137	395	72	65	136	202	201
Interest on subordinated debt	958	980	483	475	490	496	489
Total interest expense	16,398	18,752	8,368	8,030	9,149	9,467	9,542
Net interest income	22,225	18,880	10,814	11,411	10,377	11,732	9,480
Provision for (benefit from) credit losses:
Loans	1,677	1,014	1,173	504	988	9,104	304
Held-to-maturity securities	5	(59)	5	-	(5)	(31)	(74)
Unfunded commitments	(28)	61	19	(47)	5	(104)	60
Total provision for credit losses	1,654	1,016	1,197	457	988	8,969	290
Net interest income after provision for credit losses	20,571	17,864	9,617	10,954	9,389	2,763	9,190
Noninterest income:
Service charges on deposit accounts	754	639	380	374	405	392	330
Earnings and gain on bank owned life insurance	318	324	156	162	169	361	167
Loan servicing fees	198	200	97	101	96	79	112
Net realized (losses) gains on sales and redemptions of investment securities	(8)	(132)	-	(8)	249	(188)	16
Gain on asset sale 1 & 2	-	-	-	-	3,169	-	-
Net unrealized gains (losses) on marketable equity securities	638	(31)	420	218	166	62	(139)
Gains on sales of loans and foreclosed real estate	148	58	83	65	39	90	40
LOCOM HFS adjustment [3]	(3,064)	-	(3,064)	-	-	-	-
Loss on sale of premises and equipment	-	-	-	-	-	(36)	-
Debit card interchange fees	181	310	180	1	265	300	191
Insurance agency revenue [1]	-	657	-	-	49	367	260
Other charges, commissions & fees	514	923	230	284	299	280	234
Total noninterest (loss) income	(321)	2,948	(1,518)	1,197	4,906	1,707	1,211
Noninterest expense:
Salaries and employee benefits	8,975	8,728	4,525	4,450	4,123	4,959	4,399
Building and occupancy	2,577	1,730	1,230	1,347	1,254	1,134	914
Data processing	1,333	1,078	667	666	721	672	550
Professional and other services	1,384	1,258	778	606	608	1,820	696
Advertising	218	221	77	141	218	165	116
FDIC assessments	229	457	-	229	231	228	228
Audits and exams	174	293	60	114	123	123	123
Amortization expense	314	8	157	157	27	124	5
Insurance agency expense [1]	-	517	-	-	456	308	232
Community service activities	39	91	28	11	19	20	39
Foreclosed real estate expenses	50	55	29	21	20	27	30
Other expenses	1,201	1,178	510	691	744	679	576
Total noninterest expense	16,494	15,614	8,061	8,433	8,544	10,259	7,908
Income (loss) before provision for income taxes	3,756	5,198	38	3,718	5,751	(5,789)	2,493
Provision (benefit) for income taxes	751	1,013	7	744	492	(1,173)	481
Net income (loss) attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	3,005	4,185	31	2,974	5,259	(4,616)	2,012
Net income attributable to noncontrolling interest [1]	-	65	-	-	1,352	28	12
Net income (loss) attributable to Pathfinder Bancorp Inc.	$3,005	$4,120	$31	$2,974	$3,907	$(4,644)	$2,000
Voting Earnings per common share - basic	$0.48	$0.66	$-	$0.48	$0.63	$(0.75)	$0.32
Voting Earnings per common share - diluted [4]	$0.47	$0.66	$-	$0.47	$0.63	$(0.75)	$0.32
Series A Non-Voting Earnings per common share- basic	$0.48	$0.66	$-	$0.48	$0.63	$(0.75)	$0.32
Series A Non-Voting Earnings per common share- diluted [4]	$0.47	$0.66	$-	$0.47	$0.63	$(0.75)	$0.32
Dividends per common share (Voting and Series A Non-Voting)	$0.20	$0.20	$0.10	$0.10	$0.10	$0.10	$0.10

1 Although the Company owned 51% of its membership interest in FitzGibbons Agency, LLC (“Agency”) the Company is required to consolidate 100% of the Agency within the consolidated financial statements. The Company sold its 51% membership interest in the Agency in October 2024.

2 The $3,169,000 consolidated gain on asset sale equals $1,616,000 associated with the Company’s 51% interest in the Agency plus $1,553,000 associated with the 49% noncontrolling interest.

3 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

4 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2025		2024
FINANCIAL HIGHLIGHTS:	2025	2024	Q2	Q1	Q4	Q3	Q2
Selected Ratios:
Return on average assets	0.41%	0.58%	0.01%	0.81%	1.07%	-1.25%	0.56%
Return on average common equity	4.83%	6.74%	0.10%	9.64%	12.85%	-14.79%	6.49%
Return on average equity	4.83%	6.74%	0.10%	9.64%	12.85%	-14.79%	6.49%
Return on average tangible common equity [1]	5.34%	7.05%	0.11%	10.52%	14.17%	-15.28%	6.78%
Net interest margin	3.21%	2.77%	3.11%	3.31%	3.02%	3.34%	2.78%
Loans / deposits	74.45%	80.66%	74.45%	72.14%	76.29%	77.05%	80.66%
Core deposits/deposits [2]	78.47%	67.98%	78.47%	78.31%	76.86%	77.45%	67.98%
Annualized non-interest expense / average assets	2.26%	2.20%	2.18%	2.33%	2.33%	2.75%	2.19%
Commercial real estate / risk-based capital [3]	183.34%	169.73%	183.34%	182.62%	186.73%	189.47%	169.73%
Efficiency ratio [1]	66.43%	71.29%	65.66%	67.19%	72.25%	75.78%	74.36%

Other Selected Data:
Average yield on loans	5.86%	5.56%	5.75%	5.97%	5.87%	6.31%	5.64%
Average cost of interest bearing deposits	2.78%	3.14%	2.81%	2.76%	3.12%	3.11%	3.21%
Average cost of total deposits, including non-interest bearing	2.33%	2.67%	2.37%	2.29%	2.59%	2.59%	2.72%
Deposits/branch [4]	$101,824	$100,116	$101,824	$105,373	$100,377	$99,684	$100,116
Pre-tax, pre-provision net income [1]	$8,334	$6,288	$4,216	$4,183	$3,321	$3,368	$2,767
Total revenue [1]	$24,828	$21,902	$12,277	$12,616	$11,865	$13,627	$10,675

Share and Per Share Data:
Cash dividends per share	$0.20	$0.20	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$20.17	$20.22	$20.17	$20.33	$19.83	$19.71	$20.22
Tangible book value per common share [1]	$18.43	$19.46	$18.43	$18.56	$18.03	$17.75	$19.46
Basic and diluted weighted average shares outstanding - Voting	4,759	4,704	4,769	4,749	4,733	4,714	4,708
Basic earnings per share - Voting [5]	$0.48	$0.66	$-	$0.48	$0.63	$(0.75)	$0.32
Diluted earnings per share - Voting 5 & 6	$0.47	$0.66	$-	$0.47	$0.63	$(0.75)	$0.32
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [5]	$0.48	$0.66	$-	$0.48	$0.63	$(0.75)	$0.32
Diluted earnings per share - Series A Non-Voting 5 & 6	$0.47	$0.66	$-	$0.47	$0.63	$(0.75)	$0.32
Common shares outstanding at period end	6,168	6,100	6,168	6,141	6,126	6,100	6,100

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.61%	8.24%	7.61%	7.68%	7.54%	7.36%	8.24%
Company Total Core Capital (to Risk-Weighted Assets)	15.97%	16.19%	15.97%	15.89%	15.66%	15.55%	16.19%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.31%	12.31%	12.31%	12.24%	12.00%	11.84%	12.31%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.81%	11.83%	11.81%	11.75%	11.51%	11.33%	11.83%
Company Tier 1 Capital (to Assets)	8.75%	9.16%	8.75%	8.82%	8.64%	8.29%	9.16%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.87%	16.04%	14.87%	14.86%	14.65%	14.52%	16.04%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.62%	14.79%	13.62%	13.61%	13.40%	13.26%	14.79%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.62%	14.79%	13.62%	13.61%	13.40%	13.26%	14.79%
Bank Tier 1 Capital (to Assets)	9.68%	10.30%	9.68%	9.80%	9.64%	9.13%	10.30%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Includes 11 full-service branches and one motor bank for periods after June 30, 2024. Includes 10 full-service branches and one motor bank for all periods prior.

5 Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

6 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2025		2024
ASSET QUALITY:	2025	2024	Q2	Q1	Q4	Q3	Q2
Total loan charge-offs	$3,352	$180	$2,844	$508	$1,191	$8,812	$112
Total recoveries	415	84	247	168	171	90	46
Net loan charge-offs	2,937	96	2,597	340	1,020	8,722	66
Allowance for credit losses at period end	15,983	16,892	15,983	17,407	17,243	17,274	16,892
Nonperforming loans at period end	11,689	24,490	11,689	13,232	22,084	16,170	24,490
Nonperforming assets at period end	$11,772	$24,550	$11,772	$13,232	$22,084	$16,170	$24,550
Annualized net loan charge-offs to average loans	0.64%	0.02%	1.14%	0.15%	0.44%	3.82%	0.03%
Allowance for credit losses to period end loans	1.76%	1.90%	1.76%	1.91%	1.88%	1.87%	1.90%
Allowance for credit losses to nonperforming loans	136.74%	68.98%	136.74%	131.55%	78.08%	106.83%	68.98%
Nonperforming loans to period end loans	1.28%	2.76%	1.28%	1.45%	2.40%	1.75%	2.76%
Nonperforming assets to period end assets	0.78%	1.70%	0.78%	0.88%	1.50%	1.09%	1.70%

	2025		2024
LOAN COMPOSITION:	June 30,	March 31,	December 31,	September 30,	June 30,
1-4 family first-lien residential mortgages	$240,833	$243,854	$251,373	$255,235	$250,106
Residential construction	3,520	3,162	4,864	4,077	309
Commercial real estate	381,575	381,479	377,619	378,805	370,361
Commercial lines of credit	75,487	65,074	67,602	64,672	62,711
Other commercial and industrial	85,578	91,644	89,800	88,247	90,813
Paycheck protection program loans	85	96	113	125	136
Tax exempt commercial loans	6,349	4,446	4,544	2,658	3,228
Home equity and junior liens	49,339	52,315	51,948	52,709	35,821
Other consumer	68,439	71,681	72,710	76,703	75,195
Subtotal loans	911,205	913,751	920,573	923,231	888,680
Deferred loan fees	(1,482)	(1,601)	(1,587)	(1,571)	(417)
Total loans	$909,723	$912,150	$918,986	$921,660	$888,263

	2025		2024
DEPOSIT COMPOSITION:	June 30,	March 31,	December 31,	September 30,	June 30,
Savings accounts	$129,252	$129,898	$128,753	$129,053	$106,048
Time accounts	341,063	349,673	360,716	352,729	368,262
Time accounts in excess of $250,000	144,355	149,922	142,473	140,181	117,021
Money management accounts	9,902	10,774	11,583	11,520	12,154
MMDA accounts	278,919	306,281	239,016	250,007	193,915
Demand deposit interest-bearing	120,083	109,941	101,080	97,344	128,168
Demand deposit noninterest-bearing	191,732	203,314	213,719	210,110	169,145
Mortgage escrow funds	6,581	4,677	7,184	5,269	6,564
Total deposits	$1,221,887	$1,264,480	$1,204,524	$1,196,213	$1,101,277

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2025		2024
SELECTED AVERAGE BALANCES:	2025	2024	Q2	Q1	Q2
Interest-earning assets:
Loans	$913,658	$889,988	$911,347	$916,207	$885,384
Taxable investment securities	425,841	433,156	435,022	416,558	434,572
Tax-exempt investment securities	34,394	29,053	34,314	34,475	28,944
Fed funds sold and interest-earning deposits	11,497	8,669	10,070	12,939	13,387
Total interest-earning assets	1,385,390	1,360,866	1,390,753	1,380,179	1,362,287
Noninterest-earning assets:
Other assets	116,590	96,772	118,280	114,882	98,746
Allowance for credit losses	(17,377)	(16,498)	(17,342)	(17,413)	(16,905)
Net unrealized losses on available-for-sale securities	(10,395)	(10,701)	(10,838)	(9,947)	(10,248)
Total assets	$1,474,208	$1,430,439	$1,480,853	$1,467,701	$1,433,880
Interest-bearing liabilities:
NOW accounts	$112,720	$97,213	$113,994	$111,643	$92,918
Money management accounts	10,602	11,759	10,302	10,906	12,076
MMDA accounts	277,664	212,693	298,907	256,186	214,364
Savings and club accounts	129,752	110,119	129,736	129,769	107,558
Time deposits	494,200	525,767	489,490	498,963	524,276
Subordinated loans	30,149	29,954	30,173	30,123	29,977
Borrowings	66,165	133,894	61,803	70,575	141,067
Total interest-bearing liabilities	1,121,252	1,121,399	1,134,405	1,108,165	1,122,236
Noninterest-bearing liabilities:
Demand deposits	199,123	170,313	192,186	206,137	171,135
Other liabilities	29,497	16,542	29,037	29,961	17,298
Total liabilities	1,349,872	1,308,254	1,355,628	1,344,263	1,310,669
Shareholders' equity	124,336	122,185	125,225	123,438	123,211
Total liabilities & shareholders' equity	$1,474,208	$1,430,439	$1,480,853	$1,467,701	$1,433,880

	Six Months Ended June 30,		2025		2024
SELECTED AVERAGE YIELDS:	2025	2024	Q2	Q1	Q2
Interest-earning assets:
Loans	5.86%	5.56%	5.75%	5.97%	5.64%
Taxable investment securities	5.08%	5.38%	5.10%	5.07%	5.44%
Tax-exempt investment securities	5.04%	6.93%	5.42%	4.66%	6.88%
Fed funds sold and interest-earning deposits	2.73%	5.05%	2.70%	2.75%	3.62%
Total interest-earning assets	5.58%	5.53%	5.52%	5.63%	5.59%
Interest-bearing liabilities:
NOW accounts	1.16%	1.08%	1.25%	1.07%	1.14%
Money management accounts	0.09%	0.11%	0.12%	0.11%	0.10%
MMDA accounts	3.16%	3.70%	3.25%	3.06%	3.74%
Savings and club accounts	0.25%	0.26%	0.25%	0.25%	0.26%
Time deposits	3.66%	3.97%	3.64%	3.69%	4.03%
Subordinated loans	6.36%	6.54%	6.40%	6.31%	6.53%
Borrowings	3.56%	4.09%	3.67%	3.46%	4.05%
Total interest-bearing liabilities	2.92%	3.34%	2.95%	2.90%	3.40%
Net interest rate spread	2.66%	2.19%	2.57%	2.73%	2.19%
Net interest margin	3.21%	2.77%	3.11%	3.31%	2.78%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.56%	121.35%	122.60%	124.55%	121.39%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2025		2024
NON-GAAP RECONCILIATIONS:	2025	2024	Q2	Q1	Q4	Q3	Q2
Tangible book value per common share:
Total equity			$124,413	$124,896	$121,483	$120,246	$123,348
Intangible assets			(10,731)	(10,888)	(11,045)	(11,969)	(4,612)
Tangible common equity (non-GAAP)			113,682	114,008	110,438	108,277	118,736
Common shares outstanding			6,168	6,144	6,126	6,100	6,100
Tangible book value per common share (non-GAAP)			$18.43	$18.56	$18.03	$17.75	$19.46
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$113,682	$114,008	$110,438	$108,277	$118,736
Tangible assets			1,494,388	1,484,449	1,463,829	1,471,157	1,441,599
Tangible common equity to tangible assets ratio (non-GAAP)			7.61%	7.68%	7.54%	7.36%	8.24%
Return on average tangible common equity:
Average shareholders' equity	$124,336	$122,185	$125,225	$123,438	$121,589	$125,626	$123,211
Average intangible assets	10,912	4,617	10,834	10,991	11,907	4,691	4,614
Average tangible equity (non-GAAP)	113,424	117,568	114,391	112,447	109,682	120,935	118,597
Net income (loss)	3,005	4,120	31	2,974	3,907	(4,644)	2,000
Net income (loss), annualized	$6,060	$8,285	$124	$11,831	$15,543	$(18,475)	$8,044
Return on average tangible common equity (non-GAAP) [1]	5.34%	7.05%	0.11%	10.52%	14.17%	-15.28%	6.78%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$22,225	$18,880	$10,814	$11,411	$10,377	$11,732	$9,480
Total noninterest income	(321)	2,948	(1,518)	1,197	4,906	1,707	1,211
Net realized (gains) losses on sales and redemptions of investment securities	(8)	(132)	-	(8)	249	(188)	16
Gains on sales of loans and foreclosed real estate	148	58	83	65	39	90	40
LOCOM HFS adjustment [2]	(3,064)	-	(3,064)	-	-	-	-
Gain on asset sale	-	-	-	-	3,169	-	-
Revenue (non-GAAP) [3]	24,828	21,902	12,277	12,551	11,826	13,537	10,635
Total non-interest expense	16,494	15,614	8,061	8,433	8,544	10,259	7,908
Pre-tax, pre-provision net income (non-GAAP) [4]	$8,334	$6,288	$4,216	$4,183	$3,321	$3,368	$2,767
Efficiency ratio (non-GAAP) [5]	66.43%	71.29%	65.66%	67.19%	72.25%	75.78%	74.36%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, and a gain on the October 2024 sale of the Company's insurance agency asset

4 Pre-tax, pre-provision net income equals revenue less total non-interest expense

5 Efficiency ratio equals noninterest expense divided by revenue

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.